Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports Record Third Quarter Sales of $175.1 Million, Net Earnings of $21.6 Million, GAAP EPS of $0.66, and Adjusted EPS of $0.83

New Hampton, NY, October 28, 2020 - Balchem Corporation (NASDAQ: BCPC) reported today record third quarter net earnings of $21.6 million for 2020, compared to net earnings of $20.7 million for the third quarter 2019. Record third quarter adjusted net earnings(a) were $26.9 million, compared to $26.3 million in the prior year quarter, and all time record adjusted EBITDA(a) was $44.4 million, compared to $40.4 million in the prior year quarter.

Third Quarter 2020 Financial Highlights:
•Net sales of $175.1 million, an increase of $16.5 million, or 10.4%, compared to the prior year quarter, with year over year sales growth in Human Nutrition & Health and Animal Nutrition & Health.
•GAAP net earnings were $21.6 million, an increase of $0.9 million, or 4.3% from the prior year. These net earnings resulted in GAAP earnings per share of $0.66.
•Adjusted net earnings of $26.9 million increased $0.6 million or 2.3% from the prior year, resulting in adjusted earnings per share(a) of $0.83.
•Adjusted EBITDA was $44.4 million, an increase of $4.1 million, or 10.1%, from the prior year.
•Quarterly cash flows from operations were $35.4 million for the third quarter 2020, with quarterly free cash flow(a) of $28.3 million.

Recent Highlights:
•Strong cash flows in the third quarter enabled the company to make $25.0 million of repayments of its revolving debt, lowering net debt to $114.6 million, with an overall leverage ratio on a net debt basis of 0.7.
•After a short pause in implementation of our new ERP system across the company due to the pandemic, we successfully resumed our implementation efforts this quarter, adding three additional sites onto the new system. We now have approximately 75% of our revenue on the new system and expect full conversion by the middle of next year.
•In our continuing effort to advance our Environmental, Social, and Governance efforts, in the third quarter Balchem proudly joined the United Nations Global Compact. This commitment to the Global Compact’s principles is another step in our continuous improvement journey relative to our corporate social responsibilities and in our higher purpose of making the world a healthier place.
•The COVID-19 response effort has been an ongoing area of focus for the company. We have continued to operate effectively through the pandemic with our focus on employee safety first, keeping our manufacturing sites operational, satisfying customer needs, preserving cash and ensuring strong liquidity, and responding to changes in this dynamic market environment as appropriate.

Ted Harris, Chairman, CEO, and President of Balchem said, “The third quarter of 2020 was another very strong quarter for our company. Our ability to deliver record sales and earnings results in these difficult and uncertain times is a testament to the resiliency of our team and our business model."

Mr. Harris added, "I would like to once again recognize each and every one of the approximately 1,400 employees of Balchem for their commitment and perseverance through the pandemic and thank them for their contributions to this strong performance."

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended September 30, 2020 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$175,140	$158,595	$522,931	$477,178
Gross margin	56,368	54,008	167,079	157,021
Operating expenses	27,340	27,978	84,856	78,109
Earnings from operations	29,028	26,030	82,223	78,912
Other expense	1,121	1,594	3,853	4,802
Earnings before income tax expense	27,907	24,436	78,370	74,110
Income tax expense	6,339	3,760	15,909	14,822
Net earnings	$21,568	$20,676	$62,461	$59,288

Diluted net earnings per common share	$0.66	$0.64	$1.92	$1.82

Adjusted EBITDA(a)	$44,427	$40,367	$130,683	$120,026
Adjusted net earnings(a)	$26,924	$26,309	$80,927	$75,285
Adjusted net earnings per common share(a)	$0.83	$0.81	$2.49	$2.32

Shares used in the calculations of diluted and adjusted net earnings per common share	32,516	32,455	32,500	32,514

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Third Quarter of 2020:
The Human Nutrition & Health segment generated all time record quarterly sales of $103.6 million, an increase of $17.4 million or 20.3% compared to the prior year quarter. The increase was primarily driven by higher sales within food and beverage markets, strong sales growth of chelated minerals, and beneficial impact from the Zumbro acquisition we closed in December 2019, partially offset by lower sales to food service-related markets and the elimination of sales associated with the Reading, Pennsylvania manufacturing site that we divested in 2019. This segment generated all time record quarterly earnings from operations of $17.5 million, an increase of $4.3 million or 32.6% compared to $13.2 million in the prior year quarter, primarily due to the aforementioned higher sales and lower selling expenses, as a result of reduced travel and a decrease in bad debt expense. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $5.0 million and $4.8 million for the third quarter of 2020 and 2019, respectively, all time record adjusted earnings from operations(a) for this segment were $22.5 million, compared to $18.0 million in the prior year quarter.
The Animal Nutrition & Health segment generated record third quarter sales of $46.4 million, an increase of $4.1 million or 9.6% compared to the prior year quarter. The increase was primarily the result of higher sales and volumes in the ruminant species markets. Third quarter earnings from operations for this segment of $7.0 million increased $0.9 million or 14.5% compared to $6.1 million in the prior year quarter, primarily due to the aforementioned higher sales, certain lower raw material costs, and reduced travel, partially offset by an increase in certain compensation related costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million in the third quarters of 2020 and 2019, adjusted earnings from operations(a) for this segment were $7.2 million, compared to $6.3 million in the prior year quarter.

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Balchem Corporation (NASDAQ:BCPC)
The Specialty Products segment generated sales of $23.0 million, a decrease of $1.9 million or 7.6% compared to the prior year quarter, primarily due to lower sales of ethylene oxide for the medical device sterilization market which has been negatively impacted by reduced elective surgical procedures during the pandemic. Third quarter earnings from operations for this segment were $5.3 million, versus $6.7 million in the prior year comparable quarter, a decrease of $1.4 million or 20.2%, primarily due to the aforementioned lower sales. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the third quarter of 2020 and 2019 of $1.5 million and $1.7 million, respectively, adjusted earnings from operations(a) for this segment were $6.9 million, compared to $8.4 million in the prior year quarter.
All time record consolidated gross margin for the quarter ended September 30, 2020 of $56.4 million increased by $2.4 million or 4.4%, compared to $54.0 million for the prior year comparable period. Gross margin as a percentage of sales was 32.2% as compared to 34.1% in the prior year period, a decrease of 187 basis points, primarily due to mix. Operating expenses of $27.3 million for the quarter decreased $0.6 million from the prior year comparable quarter, principally due to lower selling expenses driven by reduced travel and a decrease in bad debt expense, partially offset by certain higher compensation related costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.2 million, operating expenses were $21.1 million, or 12.0% of sales.
Interest expense was $1.0 million in the third quarter of 2020. Our effective tax rates for the three months ended September 30, 2020 and 2019 were 22.7% and 15.4%, respectively. The increase in the effective tax rate from the prior year was mainly attributable to a reduction in certain tax credits and lower tax benefits from stock-based compensation, partially offset by lower enacted state tax rates.
For the quarter ended September 30, 2020, cash flows provided by operating activities were $35.4 million, and free cash flow was $28.3 million. The $201.7 million of net working capital on September 30, 2020 included a cash balance of $79.0 million, which reflects repayments of the revolving debt of $25.0 million, and capital expenditures and intangible assets acquired of $7.3 million.
Ted Harris said, “We are once again very proud of the strong financial performance reported this quarter as well as the progress we continue to make on our strategic growth initiatives, despite the challenging pandemic-related environment."
Mr. Harris went on to add, “Our cash conversion remains strong, and the further improvement in our balance sheet over the course of the third quarter provides ongoing financial strength as we continue to progress our organic growth initiatives and seek value-creating acquisitions.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Wednesday, October 28, 2020, at 11:00 AM Eastern Time (ET) to review third quarter 2020 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Wednesday, November 11, 2020. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13712054.
Segment Information
Previously, Balchem's four reportable segments were: Human Nutrition & Health, Animal Nutrition & Health, Specialty Products, and Industrial Products. However, effective the first quarter of 2020, in order to align with the Company's strategic focus on health and nutrition, allocation of resources, and evaluation of operating performance, Balchem revised its presentation to three reportable segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in Other and Unallocated. There was no change to the Consolidated Financial Statements.
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2019. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Human Nutrition & Health	$103,589	$86,142	$296,525	$257,163
Animal Nutrition & Health	46,354	42,286	141,339	129,127
Specialty Products	23,003	24,888	79,193	68,219
Other and Unallocated (1)	2,194	5,279	5,874	22,669
Total	$175,140	$158,595	$522,931	$477,178

Business Segment Earnings Before Income Taxes:	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Human Nutrition & Health	$17,499	$13,193	$45,131	$39,234
Animal Nutrition & Health	7,011	6,122	21,485	16,423
Specialty Products	5,348	6,699	21,342	22,275
Other and Unallocated (1)	(830)	16	(5,735)	980
Interest and other expense	(1,121)	(1,594)	(3,853)	(4,802)
Total	$27,907	$24,436	$78,370	$74,110

(1) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $161 and $2,179 for the three and nine months ended September 30, 2020, respectively, and $688 and $2,253 for the three and nine months ended September 30, 2019 respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $399 and $1,205 for the three and nine months ended September 30, 2020, respectively, and $138 and $157 for the three and nine months ended September 30, 2019, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	(unaudited)
	September 30, 2020	December 31, 2019

Cash and Cash Equivalents	$78,967	$65,672
Accounts Receivable, net	98,709	93,444
Inventories	77,430	83,893
Other Current Assets	15,016	11,937
Total Current Assets	270,122	254,946

Property, Plant & Equipment, net	219,554	216,859
Goodwill	526,257	523,998
Intangible Assets with Finite Lives, net	126,182	143,924
Right of Use Assets	8,188	7,338
Other Assets	11,038	8,617
Total Assets	$1,161,341	$1,155,682

Current Liabilities	$68,413	$92,258
Revolving Loan	193,569	248,569
Deferred Income Taxes	57,082	56,431
Derivative Liabilities	7,004	2,103
Long-Term Obligations	15,830	12,654
Total Liabilities	341,898	412,015

Stockholders' Equity	819,443	743,667

Total Liabilities and Stockholders' Equity	$1,161,341	$1,155,682

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$62,461	$59,288
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	38,349	33,485
Stock compensation expense	6,755	5,717
Other adjustments	2,907	(2,387)
Changes in assets and liabilities	(7,932)	(4,609)
Net cash provided by operating activities	102,540	91,494

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(94,690)
Capital expenditures and intangible assets acquired	(20,552)	(21,669)
Proceeds from insurance and sale of assets	22	14,250
Purchase of convertible notes	(850)	(1,000)
Net cash used in investing activities	(21,380)	(103,109)

Cash flows from financing activities:
Proceeds from revolving loan	10,000	123,569
Principal payments on revolving loan	(65,000)	(61,000)
Principal payments on finance lease	(112)	—
Principal payments on acquired debt	—	(12,222)
Proceeds from stock options exercised	8,179	3,734
Dividends paid	(16,704)	(15,135)
Purchase of treasury stock	(5,982)	(21,321)
Net cash (used in) provided by financing activities	(69,619)	17,625

Effect of exchange rate changes on cash	1,754	(874)

Increase in cash and cash equivalents	13,295	5,136

Cash and cash equivalents, beginning of period	65,672	54,268
Cash and cash equivalents, end of period	$78,967	$59,404

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, goodwill impairment, and restructuring costs. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of adjusted gross margin
GAAP gross margin	$56,368	$54,008	$167,079	$157,021
Inventory valuation adjustment (2)	—	—	208	—
Amortization of intangible assets and finance lease (3)	881	616	2,347	2,011
Adjusted gross margin	$57,249	$54,624	$169,634	$159,032

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$29,028	$26,030	$82,223	$78,912
Inventory valuation adjustment (2)	—	—	208	—
Amortization of intangible assets and finance lease (3)	7,062	6,753	21,026	18,723
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	161	688	2,179	2,253
Goodwill impairment (5)	—	—	1,228	—
Adjusted earnings from operations	$36,251	$33,471	$106,864	$99,888

Reconciliation of adjusted net earnings
GAAP net earnings	$21,568	$20,676	$62,461	$59,288
Inventory valuation adjustment (2)	—	—	208	—
Amortization of intangible assets and finance lease (3)	7,133	6,823	21,238	18,935
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	161	688	2,179	2,253
Goodwill impairment (5)	—	—	1,228	—
Income tax adjustment (6)	(1,938)	(1,878)	(6,387)	(5,191)
Adjusted net earnings	$26,924	$26,309	$80,927	$75,285

Adjusted net earnings per common share - diluted	$0.83	$0.81	$2.49	$2.32

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019.

Table 2
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income - as reported	$21,568	$20,676	$62,461	$59,288
Add back:
Provision for income taxes	6,339	3,760	15,909	14,822
Other expense	1,121	1,594	3,853	4,802
Depreciation and amortization	12,984	11,683	38,137	33,273
EBITDA	42,012	37,713	120,360	112,185
Add back certain items:
Non-cash compensation expense related to equity awards	2,254	1,966	6,708	5,588
Inventory valuation adjustment (2)	—	—	208	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	161	688	2,179	2,253
Goodwill impairment (5)	—	—	1,228	—
Adjusted EBITDA	$44,427	$40,367	$130,683	$120,026

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and nine months ended September 30, 2020 and 2019.

Table 3
(unaudited)

	Three Months Ended September 30,
	2020	Effective Tax Rate	2019	Effective Tax Rate
GAAP Income Tax Expense	$6,339	22.7%	$3,760	15.4%
Impact of ASU 2016-09 (7)	189		532
Adjusted Income Tax Expense	$6,528	23.4%	$4,292	17.6%

	Nine Months Ended September 30,
	2020	Effective Tax Rate	2019	Effective Tax Rate
GAAP Income Tax Expense	$15,909	20.3%	$14,822	20.0%
Impact of ASU 2016-09 (7)	1,019		741
Adjusted Income Tax Expense	$16,928	21.6%	$15,563	21.0%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2020 and 2019.

Table 4
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$35,360	$42,682	$102,540	$91,494
Capital expenditures and capitalized ERP implementation costs	(7,096)	(6,927)	(19,843)	(21,615)
Free cash flow	$28,264	$35,755	$82,697	$69,879

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, and one finance lease related to Zumbro acquisition. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Goodwill impairment: A goodwill impairment charge related to business formerly included in the Industrial Products segment is expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and nine months ended September 30, 2020 and 2019, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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